Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT by and between Chiquita Brands International, Inc., a New Jersey corporation (the “Company”), and Fernando Aguirre (the “Executive”), to be effective as of the Effective Date (as defined below).

W I T N E S S E T H:

WHEREAS, the Company wishes to provide for the employment by the Company of the Executive, and the Executive wishes to serve the Company, in the capacities and on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, it is hereby agreed as follows:

1. TERM. The term of this Agreement (the “Term”) shall commence on January 12, 2004 (the “Effective Date”) and end at 11:59 PM on January 11, 2007. Should the Executive’s employment with the Company continue after January 11, 2007, such employment shall be at-will and (except as otherwise expressly provided herein) not subject to the terms and conditions of this Agreement.

2. POSITION AND DUTIES

(a) During the Term, the Executive shall serve as the Chief Executive Officer of the Company with such duties and responsibilities as are customarily assigned to such position, and such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to him by the Board of Directors of the Company (the “Board”). As of the Effective Date, the Company shall cause the Executive to be appointed to the Board. Thereafter, while Executive is employed during the Term, the Company shall cause the Executive to be included in the slate of persons nominated to serve as directors on the Board and shall use its best efforts (including, without limitation, the solicitation of proxies) to have the Executive elected and reelected to the Board for the duration of the Term. Upon any termination of his employment with the Company, the Executive shall promptly resign from the Board. While Executive is employed during the Term, the Executive shall report solely to the Board.

(b) During the Term, the Executive shall devote his full attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive’s reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to manage his personal investments or to serve on corporate, industry, civic or charitable boards or committees other than the Board (“Outside Boards”), so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an executive officer of the Company in accordance with this Agreement and do not create a conflict of interest with his duties and responsibilities hereunder. Executive represents that as of the Effective Date his Outside Board positions are limited to those he has previously communicated to the Company in writing. The Executive shall secure the consent of the Board prior to accepting any additional Outside Board positions; provided that at any time that Executive does not serve on an Outside Board of a company with publicly traded securities, the Executive may accept without prior Board approval one Outside Board position at a company with publicly traded securities (but in any event subject to the other limitations of this subsection (b)).

(c) During the Term, the Executive shall be based at the Company’s principal headquarters except for travel reasonably required for the performance of the Executive’s duties hereunder.

(d) During the Term, the Executive shall comply with any stock ownership guidelines adopted by the Company and in effect with respect to the Executive from time to time, which shall not exceed stock ownership equal to five (5) times Annual Base Salary (as defined below).

3. COMPENSATION

(a) BASE SALARY. During 2004, the Executive shall receive an annual base salary (“Annual Base Salary”) of $700,000 payable in accordance with the Company’s regular payroll practices for its senior executives, as in effect from time to time. During the Term, the Annual Base Salary shall not be decreased and shall be reviewed by the Board (or the Compensation Committee thereof) for possible increase at least annually. Any increase in the Annual Base Salary shall not limit or reduce any other obligation of the Company under this Agreement. The Annual Base Salary shall not be reduced below any such increased amount, and the term “Annual Base Salary” shall thereafter refer to the Annual Base Salary as so increased.

(b) ANNUAL CASH BONUS. During the Term, the Executive shall participate in the Company’s annual cash incentive compensation plan applicable to senior executives, as adopted and approved by the Board from time to time, with performance targets and other terms and conditions applicable to such compensation being determined by the Compensation Committee of the Board. The Executive’s target bonus opportunity pursuant to such plan for any year (the “Target Bonus”) shall be 130% of the Annual Base Salary in effect at the time the performance targets and other terms and conditions applicable to such year are established, and the Executive’s maximum potential annual bonus pursuant to such plan for any year shall be 140% of the Target Bonus for such year. So long as the Executive remains employed at December 31, 2004, he shall receive a minimum cash bonus for fiscal 2004 equal to 130% of the Annual Base Salary as in effect on the Effective Date. Any cash bonuses payable to the Executive will be paid at the time the Company normally pays such bonuses to its senior executives.

(c) EQUITY INCENTIVE COMPENSATION. Effective as of the Effective Date, the Company shall cause the following equity incentive award grants to be made to the Executive either under the Amended and Restated Chiquita 2002 Stock Option and Incentive Plan (such plan, as in effect from time to time, the “Plan”) or out of authorized but unissued shares of the Company’s common stock, par value $.01 per share (“Company Stock”):

(i) An award of 110,000 restricted shares (the “Time-Based Restricted Shares”) of Company Stock, which shares shall become fully vested upon Executive’s continuous employment with the Company through and including January 11, 2008 (or upon earlier termination of employment as specified herein). Such award shall otherwise be subject to the terms and conditions set forth in an award agreement substantially in the form of Exhibit A hereto and, as applicable, the Plan.

(ii) An award of 150,000 restricted shares (the “Performance-Based Restricted Shares”) of Company Stock, which shares shall become vested based upon Executive’s continued employment and the attainment of the Company Stock price and earnings per share goals described in an award agreement substantially in the form of Exhibit B hereto (or upon earlier termination of employment as specified herein). Such award shall otherwise be subject to the terms and conditions set forth in such form of award agreement and, as applicable, the Plan.

(iii) A ten-year nonqualified option (the “Option”) to purchase 325,000 shares of Company Stock at a per-share exercise price equal to the average of the highest and lowest quoted selling prices of a share of Company Stock as reported on the New York Stock Exchange Composite Tape on the Effective Date. The Option shall vest and become exercisable in four equal installments on each of the first four anniversaries of the Effective Date contingent, with respect to each installment, on Executive’s continuous employment with the Company through and including each respective anniversary of the Effective Date (or upon earlier of termination of employment as specified herein). The Option shall otherwise be subject to the terms and conditions set forth in an award agreement substantially in the form of Exhibit C hereto.

The Company shall be under no obligation to make additional equity incentive awards to the Executive during the Term (whether under the Plan or otherwise), but beginning in 2006 the Compensation Committee of the Board will consider from time to time whether to make additional equity incentive awards to the Executive.

(d) OTHER BENEFITS. While the Executive is employed during the Term:

(i) The Executive shall be entitled to participate in all tax-qualified and nonqualified savings, employee stock ownership and retirement plans of the Company and shall be entitled to participate in all fringe benefit and perquisite practices, policies and programs of the Company made available to the senior executives of the Company, in each case to the same extent, and subject to the same terms and conditions, as applicable to the senior executives of the Company (except as otherwise provided herein).

(ii) The Executive and/or the Executive’s eligible dependents, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company, including any medical, prescription, dental, disability, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs, to the same extent, and subject to the same terms and conditions, as applicable to the senior executives of the Company, provided that the Executive (and/or the Executive’s eligible dependents, as the case may be), shall be eligible for coverage under the Company’s medical, prescription and dental plans and programs effective as of the Effective Date without regard to any waiting period that may otherwise apply under such plans and programs.

(iii) Under each nonqualified retirement or deferred compensation plan or program of the Company that is in effect as of the Effective Date and that takes into account service with the Company (specifically excluding any incentive plan or any post-employment medical plan or program), the Executive shall be credited for all purposes (including for purposes of eligibility, vesting and benefit accrual purposes) with his period of service with his immediately prior employer as if such service had been with the Company. For purposes of determining vesting in and the amounts to be credited after the Effective Date under the Company’s Capital Accumulation Plan, the Executive shall be credited with ten (10) years of age in excess of his actual age.

(iv) The Executive shall be entitled to five (5) weeks paid vacation per calendar year. The Executive shall be entitled to carry over into the next subsequent calendar year no more than one week of paid vacation from the immediately preceding calendar year.

(v) The Company shall reimburse the Executive for (or pay directly on the Executive’s behalf) all reasonable professional fees and related expenses (in an amount not exceeding $50,000) related to the negotiation and preparation of this Agreement within fifteen (15) days following delivery to the Company by the Executive of an invoice detailing such fees and expenses.

(e) CHANGE OF CONTROL AGREEMENT. Provided that the Executive remains employed by the Company after the expiration of the Term, the Company and the Executive shall enter into a change of control agreement effective as of the date of the expiration of the Term in a form consistent with those then in effect with other senior executives of the Company and which provides benefits to the Executive that are no less favorable than those made available pursuant to Sections 5(d) and 5(e) hereof.

4. TERMINATION OF EMPLOYMENT

(a) DEATH OR DISABILITY. The Executive’s employment shall terminate automatically upon the Executive’s death during the Term. The Company shall be entitled to terminate the Executive’s employment because of the Executive’s Disability during the Term. “Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a notice of termination for Disability, and, within thirty (30) days after such notice of termination is given, Executive shall not have returned to the full-time performance of the Executive’s duties (the expiration of such thirty (30) day notice period, the “Disability Effective Date”).

(b) TERMINATION BY THE COMPANY. The Company may terminate the Executive’s employment during the Term for Cause or without Cause. “Cause” for termination by the Company of the Executive’s employment shall mean: (A) the willful and continued failure by the Executive to substantially perform his duties with the Company (other than such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason (as defined below) by the Executive) that has not been cured within thirty (30) days after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, (B) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, or (C) the Executive’s conviction of or plea of guilty or nolo contendre to any felony. For purposes of clauses (A) and (B) of this definition, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company.

(c) GOOD REASON

(i) The Executive may terminate employment during the Term for Good Reason or without Good Reason. “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent) of any one of the following acts by the Company or failures by the Company to act:

(A) the assignment to the Executive of any duties inconsistent with the Executive’s status as the Chief Executive Officer of the Company (including by reason of the Company becoming a subsidiary of another company) or a substantial adverse alteration in the nature or status of the Executive’s title or responsibilities or, after a Change of Control (as defined below), the adverse alteration in the nature or status of the Executive’s title or responsibilities;

(B) a reduction by the Company in the Executive’s Annual Base Salary or Target Bonus or a failure to provide the Executive after a Change of Control (as defined below) with participation in any stock option or other equity-based plan on a level commensurate with the Executive’s position with the Company;

(C) the relocation after a Change of Control (as defined below) of the Executive’s principle place of employment to a location more than fifty (50) miles from the Executive’s principal place of employment as of the date of the Change of Control, except for reasonably required travel on the Company’s business; or

(D) any material breach by the Company of its obligations to the Executive under the terms of this Agreement.

A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination within ninety (90) days of the Executive becoming aware of such act or omission that constitutes Good Reason and that sets forth in reasonable detail the specific acts or omissions of the Company that constitute Good Reason and the specific provision(s) of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective thirty (30) days following the date when the Notice of Termination for Good Reason is given, unless the Company cures such act or omission before the expiration of such thirty (30) day period.

(iii) A termination of the Executive’s employment by the Executive without Good Reason shall be effected by giving the Company thirty (30) days written notice of the termination.

(d) DATE OF TERMINATION. The “Date of Termination” means, as the case may be, the date of the Executive’s death, the Disability Effective Date or the date on which the termination of the Executive’s employment by the Company for Cause or without Cause or by the Executive for Good Reason or without Good Reason is effective.

5. OBLIGATIONS OF THE COMPANY UPON TERMINATION

(a) OTHER THAN FOR CAUSE, DEATH OR DISABILITY, OR FOR GOOD REASON. If, during or after the Term, the Company terminates the Executive’s employment for any reason other than Cause or Disability, or the Executive terminates his employment for Good Reason, then, subject to subsection (d), below, Section 8 hereof and Section 12(h) hereof:

(i) the Company shall pay to the Executive, not later than 30 days following the Date of Termination, any unpaid amounts of the Executive’s Annual Base Salary and annual bonus for periods prior to the Date of Termination (the “Accrued Amounts”);

(ii) the Company shall pay to the Executive, in twenty-four (24) substantially equal monthly installments, the product of (A) the number two (2) and (B) the sum of the Executive’s Annual Base Salary and Target Bonus immediately prior to the Date of Termination;

(iii) the Company shall pay to the Executive a bonus for the year in which the Date of Termination occurs, at the time the Company normally pays such bonuses to its senior executives, in an amount equal to the product of (A) the bonus that would have been paid to the Executive based on actual performance had his employment not terminated, and (B) a fraction, the numerator of which is the number of days in such year through the Date of Termination, and the denominator of which is 365 (the “Pro-Rata Bonus”);

(iv) the Option (to the extent not yet then vested) shall become fully vested and exercisable and remain fully exercisable for three (3) years following the Date of Termination (but not later than its expiration date);

(v) if the Date of Termination is prior to the fourth anniversary of the Effective Date, then as of the Date of Termination the restrictions shall lapse with respect to the number of Time-Based Restricted Shares multiplied by a fraction, the numerator of which is one (1) plus the number of full and partial years that have elapsed from the Effective Date to the Date of Termination (but not in excess of four (4)) and the denominator of which is four (4), and the remainder of the Time-Based Restricted Shares shall be forfeited;

(vi) if the Date of Termination is prior to the fourth anniversary of the Effective Date, then as of the attainment of any Vesting Event (as defined in Exhibit B hereto) on or after the Date of Termination and before the fourth anniversary of the Effective Date, the restrictions shall lapse with respect to the number of Performance-Based Restricted Shares that would have vested had the Executive’s employment not terminated multiplied by a fraction, the numerator of which is the number of full and partial years that have elapsed from the Effective Date to the Date of Termination and the denominator of which is four (4); as of the fourth anniversary of the Effective Date, any then-unvested Performance-Based Restricted Shares shall be forfeited;

(vii) the Company shall provide to the Executive (and/or the Executive’s eligible dependents, as the case may be), for a period of thirty-six (36) months following the Date of Termination, the various welfare benefits to which he (and/or his eligible dependents, as the case may be) was entitled immediately before the Date of Termination (on a basis no less favorable than that in effect immediately before the Date of Termination); and

(viii) the Company shall provide to the Executive all compensation and benefits payable to the Executive under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination (the “Other Benefits”).

(b) DEATH AND DISABILITY. If the Executive’s employment is terminated by reason of the Executive’s death or Disability during or after the Term, the Company shall pay to the Executive or, in the case of the Executive’s death, to the Executive’s designated beneficiaries (or, if there is no such beneficiary, to the Executive’s estate or legal representative), (i) the Accrued Amounts in a lump sum in cash within thirty (30) days after the Date of Termination, (ii) the Pro Rata Bonus at the time the Company normally pays such bonuses to its senior executives, and (iii) the Other Benefits. In addition, each then outstanding option to purchase Company Stock (including the Option) shall become fully vested and exercisable and remain fully exercisable for three (3) years following the Date of Termination (but not later than its expiration date) and, if the Date of Termination is prior to the fourth anniversary of the Date of Termination, the Time-Based Restricted Shares and the Performance-Based Restricted Shares shall fully vest.

(c) BY THE COMPANY FOR CAUSE; BY THE EXECUTIVE OTHER THAN FOR GOOD REASON. If the Executive’s employment is terminated by the Company for Cause or the Executive voluntarily terminates employment other than for Good Reason during or after the Term, then (i) the Company shall pay to the Executive the Accrued Amounts in a lump sum within thirty (30) days after the Date of Termination; (ii) any unvested Time-Based Restricted Shares and Performance-Based Restricted Shares shall be forfeited and the Executive shall have no further rights with respect thereto; (iii) if the Date of Termination is prior to the fourth anniversary of the Effective Date, any portion of the Option which is not then exercisable (and in the event of any termination for Cause, the entire Option, whether or not then exercisable) shall be immediately forfeited and canceled and, in the event of a voluntary termination of employment by the Executive (other than for Good Reason), the portion of the Option which is then exercisable shall remain exercisable for a period of ninety (90) days; (iv) all other outstanding equity awards shall be treated according to the provisions of the plan and any agreements under which such awards were granted; and (v) the Company shall also pay or provide the Other Benefits to the Executive.

(d) CHANGE OF CONTROL. If, during the Term and within two (2) years following a Change of Control (as defined in the Plan (a “Change of Control”)), the Company terminates the Executive’s employment for any reason other than Cause or Disability, or the Executive terminates his employment for Good Reason, then, subject to Sections 8 and 12(h) hereof, in lieu of the benefits provided pursuant to the Sections 5(a)(ii) – (vi) hereof:

(i) the Company shall pay to the Executive, not later than 30 days following the Date of Termination, a lump sum equal to the product of (A) the sum of the Executive’s Annual Base Salary and Target Bonus in effect immediately prior to the Date of Termination (or, if more favorable to the Executive, immediately prior to the Change of Control) and (B) the number three (3); and

(ii) all of the Executive’s then outstanding equity awards (including the Option, the Time-Based Restricted Shares and the Performance-Based Restricted Shares) shall fully vest and any option to purchase Company Stock (including the Option) shall become fully exercisable and remain fully exercisable for three (3) years following the Date of Termination (but not later than its expiration date).

(e) EXCISE TAX GROSS UP. If any payments or benefits received or to be received by the Executive in connection with the Executive’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, or any person affiliated with the Company) (the “Payments”), will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any similar tax that may hereafter be imposed), the Company shall pay at the time specified below, an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Payments and any federal, state and local income tax and Excise Tax upon the payment provided for by this subsection (e), shall be equal to the Payments; provided that, if a reduction of 10% or less in the value of the Payments would cause the Payments not to be subject to the Excise Tax, the Payments shall be reduced to the maximum amount such that the Excise Tax shall not apply. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section

280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company’s independent auditors and acceptable to the Executive (“tax counsel”), such Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (ii) the amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Payments or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (i), above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of any Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at Executive’s highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at Executive’s highest marginal rate of taxation in the state and locality of Executive’s residence on the Date of Termination (or, if there is no Date of Termination, the date on which the Excise Tax is determined), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of any Gross-Up Payment attributable to such reduction (plus the portion of any Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by the Executive) plus interest on the amount of such repayment from the date the Gross-Up Payment was initially made to the date of repayment at the rate provided in Section 1274(b)(2)(B) of the Code (the “Applicable Rate”); provided that, if it is subsequently determined that the Payments should have been but were not reduced pursuant to the proviso in the first sentence of this subsection (e), the Executive shall repay to the Company the amount of the Gross-Up Payment (plus interest on the amount of such repayment from the date the Gross-Up Payment was initially made to the date of repayment at the Applicable Rate) plus the amount of the Payments that should not have been made on account of such proviso (plus interest on the amount of such repayment from the date the Payments were initially made to the date of repayment at the Applicable Rate). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess at the Applicable Rate) at the time that the amount of such excess is finally determined. Any payment to be made under this paragraph shall be payable within five (5) days of the determination of tax counsel that such a payment is required hereunder and, if applicable, within five (5) days of a final determination that the Excise Tax is greater or less than initially calculated.

(f) POST-EMPLOYMENT MEDICAL. Provided the Executive is not offered post-employment medical benefits from his immediately prior employer, if, during or after the Term, the Executive’s employment with the Company terminates for any reason other than termination by the Company for Cause, then the Company shall provide the Executive (following the expiration of the thirty-six (36) month period described in Section 5(a)(vii) hereof, if applicable), or if the termination of the Executive’s employment was due to the Executive’s death while married to his spouse as of the Effective Date, such surviving spouse, for the remainder of his lifetime and such surviving spouse’s lifetime (or solely such surviving spouse’s lifetime, as the case may be), with the rights and benefits to which he and his then eligible dependents (or, in the event of termination of the Executive’s employment on account of death, such surviving spouse and other then eligible dependents) would be entitled under the provisions of Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended and in effect as of the Effective Date, assuming the Executive (or such surviving spouse, as the case may be) were otherwise entitled to such rights and benefits.

6. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify nor shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract of agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

7. FULL SETTLEMENT. Except as provided herein, the Company’s obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

8. CONFIDENTIAL INFORMATION; COMPETITION; SOLICITATION

(a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that the Executive obtains during the Executive’s employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of the Executive’s violation of this Section 8) (“Confidential Information”). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process.

(b) For a period of two years after the Date of Termination, the Executive shall not, without the written consent of the Board, directly or indirectly, (i) engage or be interested in (as owner, partner, stockholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any entity which is identified on Exhibit D hereto or any affiliate thereof

(the “Exhibit D Companies”) or with any other entity which conducts a business which is in direct competition with any line of business actively being conducted on the Date of Termination by the Company or any of its subsidiaries (provided that the Executive shall not be prohibited from employment with a business of such a direct competitor (other than an Exhibit D Company) if such business is not in direct competition with any line of business actively being conducted on the Date of Termination by the Company or any of its subsidiaries and so long as the Executive has no involvement or responsibility in connection with any competitive business conducted by such entity); (ii) solicit, entice, persuade or induce any person to leave the employment of the Company or any of its subsidiaries or affiliates (other than persons employed in a clerical or other non-professional position) or hire any person who was employed by the Company or any of its subsidiaries or affiliates (other than persons employed in a clerical or other non-professional position) within the six-month period preceding the date of such hiring; or (iii) solicit, entice, persuade or induce any person or entity doing business with the Company and its subsidiaries or affiliates, to terminate such relationship or to refrain from extending or renewing the same. Nothing herein, however, will prohibit the Executive from acquiring or holding not more than one percent of any class of publicly traded securities of any such business; provided that such securities entitle the Executive to no more than one percent of the total outstanding votes entitled to be cast by security holders of such business in matters on which such security holders are entitled to vote.

(c) The Executive agrees that the restrictions set forth in Section 8(a) and 8(b) hereof are reasonable and necessary to protect the legal interests of the Company. The Executive further agrees that the Company shall be entitled to seek injunctive relief in the event of any actual or threatened breach of such restrictions. Without limiting the availability of injunctive relief, the Executive agrees that if the Executive’s employment with the Company is terminated in a manner which entitles him to benefits under Section 5(a) or Section 5(d) hereof and it is the decision of the arbitrators in an arbitration proceeding conducted in accordance with Section 9 hereof that the Executive has violated any such restriction during the period commencing on the Date of Termination and ending two years following such date, the Executive shall promptly repay to the Company any cash payments made to him pursuant to Section 5(a)(ii) and Section 5(a)(iii) or Section 5(d)(i) hereof, as the case may be, and the Company shall have no further obligation to the Executive pursuant to any of such Sections.

9. DISPUTE RESOLUTION. Except for the Company’s right to seek injunctive relief as set forth in Section 8(c), all disputes arising under, related to, or in connection with this Agreement shall be settled by expedited arbitration conducted before a panel of three arbitrators sitting in Cincinnati, Ohio, in accordance with the rules of the American Arbitration Association then in effect. The decision of the arbitrators in that proceeding shall be binding on the Company and the Executive. Judgment may be entered on the award of the arbitrators in any court having jurisdiction. All fees and expenses of the arbitrators shall be paid by the Company. The arbitrators shall have the authority to award attorney’s fees and costs to the prevailing party.

10. SUCCESSORS

(a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

11. NO VIOLATIONS. As a material inducement to the Company’s willingness to enter into this Agreement, the Executive represents to the Company that neither the execution of this Agreement by the Executive, the employment of the Executive by the Company nor the performance by the Executive of his duties hereunder will constitute a violation by the Executive of any employment, non-competition or other agreement to which the Executive is a party.

12. MISCELLANEOUS

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Fernando Aguirre

[Address included in original agreement,

not included in filed version]

If to the Company:

Chiquita Brands International, Inc.

250 East Fifth Street

Cincinnati, Ohio 45202

Attention: Corporate Secretary, with a copy to

Chairman of the Board

or to such other address as either party furnishes to the other in writing in accordance with this subsection (b). Notices and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provisions of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(f) The Executive and the Company acknowledge that this Agreement and the Exhibits hereto constitute the entire understanding of the parties with respect to the subject matter hereof and supersede any other prior agreement or other understanding, whether oral or written, express or implied, between them concerning, related to or otherwise in connection with, the subject matter hereof and that, following the date hereof, no such agreement or understanding shall be of any further force or effect.

(g) The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. Payments due hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.

(h) In connection with any termination of the Executive’s employment, the Executive and the Company agree to execute a customary mutual release from liability and it is understood that no payments shall be made pursuant to Section 5(a)(ii), 5(a)(iii), or 5(d)(i) hereof prior to the expiration of the required revocation period with respect to such release.

(i) The Company and the Executive agree to fully cooperate with respect to the timing and content of any public announcement regarding the hiring of the Executive, the execution of this Agreement, or any termination of the Executive’s employment.

(j) To the extent necessary to effectuate the terms of this Agreement, terms of this Agreement which by their terms have effect after the termination of the Executive’s employment or the termination of this Agreement shall survive the expiration of the Term, including without limitations Sections 3(e), 5(a), 5(b), 5(c), 5(f), 7, 8, 9 and 10 hereof.

(k) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of its Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of January 12, 2004.

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CHIQUITA BRANDS INTERNATIONAL, INC.

By:	/s/ Cyrus F. Freidheim, Jr.

Name:	Cyrus F. Freidheim, Jr.
Title:	Chairman, Board of Directors

FERNANDO AGUIRRE

/s/ Fernando Aguirre

EXHIBIT A

CHIQUITA

2002 STOCK OPTION AND INCENTIVE PLAN

RESTRICTED STOCK AWARD AND AGREEMENT

Chiquita Brands International, Inc., a New Jersey corporation (“Company”), hereby awards to you (the “Grantee” named below) restricted shares of the Company’s Common Stock, par value $.01 per share (“Shares”), subject to the forfeiture provisions and other terms of this Agreement. This award is being made pursuant to the Chiquita 2002 Stock Option and Incentive Plan (the “Plan”). The Shares will be issued at no cost to you on the Vesting Date set forth below, provided that (except as otherwise provided below) you serve as a director of the Company or are employed by the Company or any of its Subsidiaries (such service or employment being hereinafter referred to as “Service”) on the Vesting Date. Please read this Agreement carefully and return one copy as requested below. Unless otherwise provided in this Agreement, capitalized terms have the meanings specified in the Plan.

Grantee	No. of Shares	Grant Date	Vesting Date
Fernando Aguirre	110,000	January 12, 2004	January 11, 2008

VESTING: The Shares will vest on January 11, 2008 or, if earlier, upon a Change of Control of the Company (the “Vesting Date”), subject, however, to the forfeiture provisions set forth below. If your Service terminates because of your death or Disability (for purposes of this Agreement, as defined in your Employment Agreement with the Company that became effective as of January 12, 2004, as amended from time to time, or any successor thereto (the “Employment Agreement”)), then all the Shares issuable under this award will vest upon termination of your Service. On the Vesting Date (or promptly thereafter), the Company will deliver to you a certificate representing the Shares that vested on such date (less any Shares withheld for tax withholding purposes, if applicable).

FORFEITURE OF SHARES: In the event of the termination of your Service for any reason (other than as a result of death or Disability), then all unvested Shares will be forfeited as of the date of termination of your Service, and any rights to such forfeited Shares will immediately cease; provided that, if your termination is for Good Reason or by the Company other than for Cause (as those terms are defined in the Employment Agreement), you shall be vested in the number of unvested Shares multiplied by a fraction, the numerator of which is one (1) plus the number of full and partial years that elapsed from and including January 12, 2004 to the termination date (but not in excess of four (4)) and the denominator of which is four (4).

BUY OUT: On any Vesting Date, the Company will have the right, in its sole discretion and without your consent, to elect to pay you the Fair Market Value of the Shares vesting on such Vesting Date in lieu of issuing you a certificate for such Shares. The Company’s determination on any Vesting Date to issue Shares or to pay the Fair Market Value of Shares shall in no way affect the Company’s right to elect to issue Shares or to pay the Fair Market Value of the Shares on any other Vesting Date.

TAXES: You must pay all applicable U.S. federal, state and local taxes resulting from the grant of this award or the issuance of Shares upon vesting of this award. The Company has the right to withhold all applicable taxes due upon the vesting of this award (by payroll deduction, the withholding of Shares from delivery or otherwise) from the proceeds of this award or from future earnings (including salary, bonus, director’s fees or any other payments).

CONDITIONS: This award is governed by and subject to the terms and conditions of the Plan, which contains important provisions of this award and forms a part of this Agreement. A copy of the Plan is being provided to you, along with a summary of the Plan. If there is any conflict between any provision of this Agreement and the Plan, this Agreement will control, unless the provision is not permitted by the Plan, in which case the provision of the Plan will apply. Your rights and obligations under this Agreement are also governed by and are subject to applicable U.S. laws.

LIMITATIONS ON DISPOSITION: If at any time your holdings of Shares do not satisfy any stock ownership guidelines adopted by the Company and in effect with respect to you from time to time (determined without regard to any grace period following the date of your initial employment for the accumulation of Shares), then unless and until you either terminate employment with the Company or satisfy such stock ownership guidelines (determined without regard to any such grace period), you shall be prohibited from selling, transferring or otherwise disposing of the Shares delivered to you under this Agreement if, immediately after such sale, transfer or other disposition, the number of Shares then held of record by you would not satisfy such stock ownership guidelines (determined without regard to any such grace period), and the Company may place a restrictive legend to this effect on the certificates delivered to you upon vesting. The Company shall remove any such legend from a Share upon your termination of Service or your earlier demonstration that you will satisfy any stock ownership guidelines adopted by the Company and in effect with respect to you from time to time (determined without regard to any such grace period) following your sale, transfer or other disposition of such Share.

ACKNOWLEDGEMENT: To acknowledge receipt of this award, please sign and return one copy of this Agreement to the Corporate Secretary’s Office.

CHIQUITA BRANDS INTERNATIONAL, INC.	FERNANDO AGUIRRE

By:
Title:	Address:

Soc. Sec. No.:

Date Acknowledged:

EXHIBIT B

CHIQUITA

2002 STOCK OPTION AND INCENTIVE PLAN

RESTRICTED STOCK AWARD AND AGREEMENT

Chiquita Brands International, Inc., a New Jersey corporation (“Company”), hereby awards to you (the “Grantee” named below) restricted shares of the Company’s Common Stock, par value $.01 per share (“Shares”), subject to the forfeiture provisions and other terms of this Agreement. This award is being made pursuant to the Chiquita 2002 Stock Option and Incentive Plan (the “Plan”). The Shares will be issued at no cost to you upon occurrence of the Vesting Events set forth below, provided that (except as otherwise provided below) you serve as a director of the Company or are employed by the Company or any of its Subsidiaries (such service or employment being hereinafter referred to as “Service”) upon the occurrence of the applicable Vesting Event. Please read this Agreement carefully and return one copy as requested below. Unless otherwise provided in this Agreement, capitalized terms have the meanings specified in the Plan.

Grantee	No. of Shares	Grant Date	Vesting Events
Fernando Aguirre	150,000	January 12, 2004	See Appendix

VESTING: The Shares will vest according to the schedule provided in the Appendix hereto or, if earlier, upon a Change of Control of the Company (the “Vesting Dates”), subject, however, to the forfeiture provisions set forth below. If your Service terminates because of your death or Disability (for purposes of this Agreement, as defined in your Employment Agreement with the Company that became effective as of January 12, 2004, as amended from time to time, or any successor thereto (the “Employment Agreement”)), then all the Shares issuable under this award will vest upon termination of your Service. Upon the occurrence of each Vesting Event (or promptly thereafter), the Company will deliver to you a certificate representing the Shares which have vested at such time (less any Shares withheld for tax withholding purposes, if applicable).

FORFEITURE OF SHARES: On January 12, 2008, each Share that has not yet then vested shall be forfeited, and any rights to such forfeited Shares will immediately cease. In the event of the termination of your Service before January 12, 2008, for any reason (other than as a result of death or Disability), then all unvested Shares will be forfeited as of the date of termination of your Service, and any rights to such forfeited Shares will immediately cease; provided that, if your termination is for Good Reason or by the Company other than for Cause (as those terms are defined in the Employment Agreement) before January 12, 2008, you shall be vested upon the occurrence of any Vesting Event identified in the Appendix in such number of additional otherwise unvested Shares that would have vested had your Service not terminated, in each instance multiplied by a fraction, the numerator of which is the number of full and partial years that elapsed from and including January 12, 2004 to the termination date and the denominator of which is four (4).

BUY OUT: Upon the occurrence of any Vesting Event, the Company will have the right, in its sole discretion and without your consent, to elect to pay you the Fair Market Value of the Shares vesting upon the occurrence of such Vesting Event in lieu of issuing you a certificate for such Shares. The Company’s determination upon the occurrence of any Vesting Event to issue Shares or to pay the Fair Market Value of Shares shall in no way affect the Company’s right to elect to issue Shares or to pay the Fair Market Value of the Shares upon the occurrence of any other Vesting Event.

TAXES: You must pay all applicable U.S. federal, state and local taxes resulting from the grant of this award or the issuance of Shares upon vesting of this award. The Company has the right to withhold all applicable taxes due upon the vesting of this award (by payroll deduction, the withholding of Shares from delivery or otherwise) from the proceeds of this award or from future earnings (including salary, bonus, director’s fees or any other payments).

CONDITIONS: This award is governed by and subject to the terms and conditions of the Plan, which contains important provisions of this award and forms a part of this Agreement. A copy of the Plan is being provided to you, along with a summary of the Plan. If there is any conflict between any provision of this Agreement and the Plan, this Agreement will control, unless the provision is not permitted by the Plan, in which case the provision of the Plan will apply. Your rights and obligations under this Agreement are also governed by and are subject to applicable U.S. laws.

LIMITATIONS ON DISPOSITION: If at any time your holdings of Shares do not satisfy any stock ownership guidelines adopted by the Company and in effect with respect to you from time to time (determined without regard to any grace period following the date of your initial employment for the accumulation of Shares), then unless and until you either terminate employment with the Company or satisfy such stock ownership guidelines (determined without regard to any such grace period), you shall be prohibited from selling, transferring or otherwise disposing of the Shares delivered to you under this Agreement if, immediately after such sale, transfer or other disposition, the number of Shares then held of record by you would not satisfy such stock ownership guidelines (determined without regard to any such grace period), and the Company may place a restrictive legend to this effect on the certificates delivered to you upon vesting. The Company shall remove any such legend from a Share upon your termination of Service or your earlier demonstration that you will satisfy any stock ownership guidelines adopted by the Company and in effect with respect to you from time to time (determined without regard to any such grace period) following your sale, transfer or other disposition of such Share.

ACKNOWLEDGEMENT: To acknowledge receipt of this award, please sign and return one copy of this Agreement to the Corporate Secretary’s Office.

CHIQUITA BRANDS INTERNATIONAL, INC.	FERNANDO AGUIRRE

By:
Title:	Address:

Soc. Sec. No.:

Date Acknowledged:

APPENDIX

The vesting of the Shares subject to this Agreement shall be conditioned upon attainment of Share price goals as set forth below:

Share Price(1)	Cumulative No. of Shares Vested
$26	30,000
$28	60,000
$30	90,000
$32	120,000
$34	150,000

The foregoing vesting events shall be subject to customary anti-dilution provisions.

(1)	Based on average Fair Market Value over any forty (40) consecutive trading-day period during the four-year period beginning on the Grant Date.

EXHIBIT C

CHIQUITA BRANDS INTERNATIONAL, INC.

NON-QUALIFIED STOCK OPTION AWARD AND AGREEMENT

THIS AWARD AND AGREEMENT, entered into as of the 12th day of January 2004 (the “Grant Date”), by and between Chiquita Brands International, Inc., a New Jersey corporation (the “Company”) and Fernando Aguirre (“you”).

GRANT: The Company hereby awards you a non-qualified stock option (“Option”) to purchase the number of shares of the Company’s Common Stock, par value $.01 per share (“Shares”) set forth below, at the Option Price set forth below, subject to the terms and conditions of this Award and Agreement:

No. of Shares	Option Price
325,000	[Average high-low on January 12, 2004]

VESTING: This Option vests between the Grant Date and January 12, 2008, with one-fourth of the total number of Shares vesting (becoming exercisable) on January 12 in each of 2005, 2006, 2007 and 2008 or, if earlier, upon a Change of Control of the Company (as defined in the Company’s 2002 Stock Option and Incentive Plan), provided that you have remained continuously employed by the Company or any of its Subsidiaries or served as a director of the Company (such employment or service being hereinafter referred to as “Service”) through the applicable vesting date. If your Service terminates because of your death or Disability (for purposes of this Award and Agreement, as defined in your Employment Agreement with the Company that became effective as of January 12, 2004, as amended from time to time, or any successor thereto (the “Employment Agreement”)) or for Good Reason or by the Company other than for Cause (as those terms are defined in the Employment Agreement), all the unvested Shares covered by this Option will vest on termination of your Service.

FORFEITURE: If your Service is terminated for Cause, the entire Option, whether or not then exercisable, shall be immediately forfeited and cancelled. If your Service is terminated before a Change of Control for any reason other than death, Disability, Good Reason or Cause, the portion of the Option which is not then exercisable shall be immediately forfeited and canceled.

TERM: This Option expires January 11, 2014 (the “Expiration Date”). If your Service terminates prior to the Expiration Date, this Option will be subject to earlier termination as specified in this Award and Agreement.

EXERCISE: The Option shall remain exercisable with respect to any vested Shares for a period of three (3) years following termination of Service by reason of death, Disability, Good Reason, or termination by the Company for any reason other than Cause, but not later than the Expiration Date. The Option shall remain exercisable with respect to any vested Shares for a period of ninety (90) days following termination of Service for any other reason (other than a termination for Cause), but not later than the Expiration Date.

In order to exercise this Option, you must deliver to the Company a written notice indicating the number of Shares being exercised, accompanied by full payment of the Option Price. You must exercise this Option for at least 100 shares, unless the total number of vested Shares covered by this Option is less than 100, in which case you must exercise this Option for all then-vested Shares. You may pay the Option Price in cash or in Shares owned by you for at least six months prior to the exercise with a Fair Market Value (as defined in the Company’s 2002 Stock Option and Incentive Plan) equal to the Option Price on the date of exercise. To the extent permitted by applicable law, you may also pay the Option Price by authorizing a broker to sell all or a portion of the Shares acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Option Price and any tax withholding resulting from such exercise. You will have no rights as a stockholder with respect to the Shares before exercise of this Option and delivery to you of a certificate evidencing those Shares.

TAXES: You must pay all applicable U.S. federal, state and local taxes resulting from the issuance of Shares upon exercise of this Option. The Company has the right to withhold all applicable taxes due upon the exercise of this Option (by payroll deduction, the withholding of Shares from delivery or otherwise) from the proceeds of such exercise or from future earnings (including salary, bonus, director’s fees or any other payments).

LIMITATIONS ON DISPOSITION: If at any time your holdings of Shares do not satisfy any stock ownership guidelines adopted by the Company and in effect with respect to you from time to time (determined without regard to any grace period following the date of your initial employment for the accumulation of Shares), then unless and until you either terminate employment with the Company or satisfy such stock ownership guidelines (determined without regard to any such grace period), you shall be prohibited from selling, transferring or otherwise disposing of the Shares delivered to you upon exercise of the Option if, immediately after such sale, transfer or other disposition, the number of Shares then held of record by you would not satisfy such stock ownership guidelines (determined without regard to any such grace period), and the Company may place a restrictive legend to this effect on the certificates evidencing the Shares delivered to you. The Company shall remove any such legend from a Share upon your termination of Service or your earlier demonstration that you will satisfy any stock ownership guidelines adopted by the Company and in effect with respect to you from time to time (determined without regard to any such grace period) following your sale, transfer or other disposition of such Share.

ADJUSTMENT. In the event that there occurs any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event, then the Compensation Committee of the Company’s Board of Directors (the “Committee”) shall adjust the number and kind of shares subject to the Option and the purchase price of such shares in such manner as it may deem equitable and appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available pursuant to the Option.

TRANSFERABILITY OF OPTION. The Option shall not be transferable other than by will or the laws of descent and distribution, and the Option shall be exercisable during your lifetime only by you or by your guardian or legal representative.

LAWS AND REGULATIONS. No Shares shall be issued under this Option unless and until all legal requirements applicable to the issuance of such shares have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any issuance of Shares to you hereunder on your undertaking in writing to comply with such restrictions on the subsequent disposition of such Shares as the Committee shall deem necessary or advisable as a result of any applicable law or regulation.

REGISTRATION. As soon as practicable, but in no event later than the first anniversary of the Grant Date, the Company shall, at its expense, cause the Shares subject to the Option to be registered under the Securities Act of 1933, as amended (the “Securities Act”), and registered or qualified under applicable state law, to be freely resold. The Company shall thereafter use its best efforts to maintain the effectiveness of such registration and qualification for so long as you hold the Option (or any portion thereof) or any of the Shares purchased thereunder, or until such earlier date as such Shares may otherwise be freely sold under applicable law.

NOTICES. Any notices required or permitted hereunder shall be addressed to the Company at its corporate headquarters, attention: Corporate Secretary, or to you at the address then on record with the Company, as the case may be, and deposited, postage prepaid, in the United States mail. Either party may, by notice to the other given in the manner aforesaid, change his or its address for future notices.

HEADINGS. The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Award and Agreement.

LIMITATIONS ON LIABILITY. As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in this Award and Agreement shall be construed to: give you any right to be granted an option other than as set forth herein or at the sole discretion of the Board of Directors of the Company; give you any rights whatsoever with respect to Shares except as specifically provided in this Award and Agreement; limit in any way the right of the Company or its subsidiaries or affiliates to terminate your Service at any time; or be evidence of any agreement or understanding, expressed or implied, that the Company or its subsidiaries or affiliates will employ you in any particular position, at any particular rate of compensation or for any particular period of time.

GOVERNING LAW. This Award and Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to its conflict of laws principles.

SUCCESSOR. This Award and Agreement shall bind and inure to the benefit of the Company, its successors and assigns, and you and your personal representatives and assigns.

AMENDMENT. This Award and Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.

ACKNOWLEDGEMENT: The Company has caused this Award and Agreement to be duly executed by its duly authorized officer. To acknowledge receipt of this award, please sign and return one copy of this Award and Agreement to the Corporate Secretary’s Office.

CHIQUITA BRANDS INTERNATIONAL, INC.	FERNANDO AGUIRRE

By:
Title:	Address:

Soc. Sec. No.:

EXHIBIT D

Fyffes plc

Dole Food Company, Inc.

Fresh Del Monte Produce Inc.